Exhibit 99.1

Spirit AeroSystems Announces Private Offering of $800 Million of Senior Secured First Lien Notes Due 2029

WICHITA, Kan., November 7, 2022 – Spirit AeroSystems Holdings, Inc. [NYSE: SPR] (the “Company”) is announcing today that Spirit AeroSystems, Inc. (“Spirit”), a wholly owned subsidiary of the Company, is offering $800 million aggregate principal amount of Senior Secured First Lien Notes due 2029 (the “New Notes”) in a private offering.

Spirit plans to use the net proceeds from the offering (i) to fund a tender offer for any and all of the $500 million outstanding principal amount of its 5.500% Senior Secured First Lien Notes due 2025 (CUSIP No. 85205T AM2) (the “2025 First Lien Notes”) and to solicit consents to amend certain provisions of the indenture relating to the 2025 First Lien Notes to eliminate certain restrictive covenants and certain events of default and to release all of the collateral, (ii) to redeem Spirit’s outstanding 3.950% Senior Notes due 2023 (the “2023 Notes”) and (iii) to pay related premiums, fees and expenses incurred in connection with the foregoing. Any remaining proceeds will be used for general corporate purposes, which may include the redemption or repurchase of indebtedness. This press release shall not constitute a notice of redemption with respect to the 2023 Notes.

The New Notes will be guaranteed on a senior secured basis by the Company and Spirit AeroSystems North Carolina, Inc., a wholly owned subsidiary of Spirit (collectively, the “Guarantors”), and secured by certain real property and personal property, including certain equity interests, owned by Spirit, as issuer, and the Guarantors. The New Notes and guarantees will be Spirit’s and the Guarantors’ senior secured obligations and will rank equally in right of payment with all of their existing and future senior indebtedness, effectively equal with their existing and future indebtedness secured on a pari passu basis by the collateral for the New Notes to the extent of the value of the collateral (including Spirit’s senior secured term loan B credit facility in an aggregate principal amount of $594 million, the 2025 First Lien Notes and Spirit’s Senior Notes due 2026), effectively senior to all of their existing and future indebtedness that is not secured by a lien, or is secured by a junior-priority lien, on the collateral for the New Notes to the extent of the value of the collateral, effectively junior to any of their other existing and future indebtedness that is secured by assets that do not constitute collateral for the New Notes to the extent of the value of such assets, and senior in right of payment to any of their existing and future subordinated indebtedness.

Spirit is offering the New Notes pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers of the New Notes will offer the New Notes only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The New Notes have not been and will not be registered under the Securities or under any state securities laws. Therefore, the New Notes may not be offered or sold within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the New Notes described in this press release, nor shall there be any sale of the New Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Contacts:

Media:	Forrest Gossett
(316) 371-6751
forrest.s.gossett@spiritaero.com

Investor Relations:	(316) 523-7040
investorrelations@spiritaero.com

About Spirit AeroSystems Inc.

Spirit AeroSystems is one of the world’s largest manufacturers of aerostructures for commercial airplanes, defense platforms, and business/regional jets. With expertise in aluminum and advanced composite manufacturing solutions, the company’s core products include fuselages, integrated wings and wing components, pylons, and nacelles. Also, Spirit serves the aftermarket for commercial and business/regional jets. Headquartered in Wichita, Kansas, Spirit has facilities in the U.S., U.K., France, Malaysia and Morocco.

Forward-Looking Statements

This press release contains "forward-looking statements" that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "aim," "anticipate," "believe," "could," "continue," "estimate," "expect," "goal," "forecast," "intend," "may," "might," "objective," "outlook," "plan," "predict," "project," "should," "target," "will," "would," and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, without limitation, Spirit’s ability to complete the offering of the New Notes on the proposed terms in the anticipated timeframe, or at all; Spirit’s expectations related to the use of proceeds from the offering of the New Notes; the impact of the COVID-19 pandemic on our business and operations; the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft; our reliance on Boeing for a significant portion of our revenues; our ability to execute our growth strategy, including our ability to complete and integrate acquisitions; our ability to accurately estimate and manage performance, cost, and revenue under our contracts; demand for our products and services and the effect of economic or geopolitical conditions in the industries and markets in which we operate in the U.S. and globally; our ability to manage our liquidity, borrow additional funds or refinance debt; and other factors disclosed in our filings with the Securities and Exchange Commission. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.